Exhibit 10.16

AMENDED AND RESTATED

PARTNERSHIP AGREEMENT

FOR

CHARLIE BROWN AIR II LIMITED PARTNERSHIP

A Delaware Limited Partnership

THIS AMENDED AND RESTATED PARTNERSHIP AGREEMENT, dated as of June 21, 2007, is among the individuals signing below.

WHEREAS, L & B Air LLC (“General Partner”), Lance Shaner (“Lance”) and Bruce Heim (“Bruce”) organized a limited partnership known as Charlie Brown Air II Limited Partnership on December 18, 2006 (the “Partnership”) pursuant to the Delaware Revised Limited Partnership Act on December 18, 2006 and in connection therewith, executed a partnership agreement dated as of the same date (the “Original Partnership Agreement”);

WHEREAS, the Partnership is desirous of adding Rex Energy Operating Corp. and Shaner Hotel Group Limited Partnership as limited partners in full substitution for Lance; and

WHEREAS, the Partnership desires to establish the respective rights and obligations of the Partners by amending and restating the Original Partnership Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. In this Agreement, the following terms shall have the meanings set forth below:

(a) “Agreement” shall mean this Partnership Agreement, as it may from time to time be amended.

(b) “Airplane” shall mean 500 Eclipse Airplane to be manufactured February 2007 and with ID# 227.

(c) “Capital Account” shall mean the account to be maintained by the Partnership for each Partner in accordance with the following provisions:

(i) a Partner’s Capital Account shall be increased by the Partner’s Capital Contributions, the amount of any Partnership liabilities assumed by the Partner (or which are secured by Partnership property distributed to the Partner), the Partner’s share of Profit and any item in the nature of income or gain specially allocated to the Partner pursuant to the provisions of Article VI; and

(ii) a Partner’s Capital Account shall be decreased by the amount of money and the fair market value of any Partnership property distributed to the Partner, the amount of any liabilities of the Partner assumed by the Partnership (or which are secured by property contributed by the Partner to the Partnership), the Partner’s share of Loss and any item in the nature of expenses or losses specially allocated to the Partner pursuant to the provisions of Article VI.

If the book value of Partnership property is adjusted pursuant to Section 6.1(d)(i), the Capital Account of each Partner shall be adjusted to reflect the aggregate adjustment in the same manner as if the Partnership had recognized gain or loss equal to the amount of such aggregate adjustment.

(d) “Capital Contribution” shall mean the fair market value of any contribution by a Partner to the capital of the Partnership in cash or property.

(e) “Capital Proceeds” shall mean the excess of (x) all proceeds received by the Partnership from (i) the financing of (or refinancing of any mortgage on) the Airplane, (ii) the sale or exchange of any Partnership assets outside of the ordinary course of business, (iii) any casualty resulting in insurance proceeds, and (iv) any reserves previously set aside from Capital Proceeds which are deemed available for distribution by the General Partner, over (y) the sum of (i) all expenditures attributable to any transaction giving rise to such proceeds and (ii) all reserves retained in the reasonable discretion of the General Partner for use by the Partnership.

(f) “Certificate of Limited Partnership” shall mean the Certificate of Limited Partnership of the Partnership to be filed with the Delaware Secretary of State, as it may from time to time be amended.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended, or any superseding federal revenue statute.

(h) “Default Interest Rate” shall mean fifteen percent (15%) not to exceed the legal rate.

(i) “Due Date” shall mean the date at least fifteen (15) days before any amount of money is required for the purchase of the Airplane or fifteen (15) days after the due date for any payment under the Management Agreement or after notice to both Partners of the amount due under the Management Agreement whichever is later.

(j) “Fiscal Year” shall mean the fiscal year of the Partnership, which shall be the year ending December 31.

(k) “General Partner” shall mean L & B Air LLC.

(l) “Involuntary Withdrawal” shall mean, with respect to any Partner, the occurrence of any of the following events:

(i) the Partner makes an assignment for the benefit of creditors;

(ii) the Partner files a voluntary petition of bankruptcy;

(iii) the Partner is adjudged bankrupt or insolvent or there is entered against the Partner an order for relief in any bankruptcy or insolvency proceeding;

(iv) the Partner files a petition seeking for the Partner any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

(v) the Partner seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Partner or of all or any substantial part of the Partner’s properties;

(vi) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding described in Subsections (i) through (v);

(vii) any proceeding against the Partner seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, continues for one hundred twenty (120) days after the commencement thereof, or the appointment of a trustee, receiver, or liquidator for the Partner or all or any substantial part of the Partner’s properties without the Partner’s agreement or acquiescence, which appointment is not vacated or stayed for one hundred twenty (120) days or, if the appointment is stayed, for one hundred twenty (120) days after the expiration of the stay during which period the appointment is not vacated;

(viii) if the Partner is an individual, the Partner’s incapacity or death or adjudication by a court of competent jurisdiction as incompetent to manage the Partner’s person or property;

(ix) if the Partner is an individual, entry of a final order, judgment or decree of a domestic or foreign court of competent jurisdiction, not subject to appeal, in connection with or arising out of any action for the annulment of, the dissolution of, the declaration of the nullity of, or separation or divorce with respect to, the marriage of such Partner directing the transfer of all or part of such Partner’s Partnership Interest to such Partner’s spouse.

(x) if the Partner is acting as a Partner by virtue of being a trustee of a trust, the termination of the trust;

(xi) if the Partner is a partnership or limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company;

(xii) if the Partner is a corporation, the dissolution of the corporation or the revocation of its charter;

(xiii) if the Partner is an estate, the distribution by the fiduciary of the estate’s entire interest in the Partnership.

(m) “Law” shall mean the Delaware Revised Uniform Limited Partnership Act and any successor statute, as amended from time to time.

(n) “Limited Partner” shall mean those entities signing this Agreement as Limited Partners (including, without limitation, Bruce, SHG and Rex and their assigns who are admitted as Limited Partners pursuant to the provisions of Section 8.2.

(o) “Major Decisions” shall mean:

(i) Material change or termination of the Management Agreement for the Airplane;

(ii) The incurrence or amendment of any indebtedness secured by the Airplane;

(iii) The merger or consolidation of Partnership;

(iv) The sale of the Partnership;

(v) The sale of substantially all of Partnership’s assets;

(vi) The filing of a voluntary petition or otherwise initiating proceedings to have the Partnership adjudicated bankrupt or insolvent, or consenting to the institution of bankruptcy or insolvency proceedings against the Partnership, or the filing of a petition seeking or consenting to reorganization or relief of the Partnership as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Partnership; or the seeking or consenting to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Partnership or of all or any substantial part of the properties and assets of the of the Partnership, or the admitting in writing the inability of the Partnership to pay its debts generally as they become due or declare or effect a moratorium on the Partnership debt or the taking of any action in furtherance of any such action; or

(vii) The sale or other taxable disposition of the Airplane.

(p) “Management Agreement” shall mean the management agreement for maintenance of the Airplane by Charlie Brown Air Corp. entered into by the Partnership.

(q) “Net Cash Flow” shall mean the excess, if any, for a fiscal period of (a) cash received by the Partnership during such period from operations other than Capital Proceeds, plus releases from reserves (other than reserves from Capital Proceeds) over (b) the sum of (i) all cash expenditures by the Partnership with respect to the Partnership’s assets or business, and (ii) such reasonable additions to reserves for anticipated expenses, contingent or otherwise, in such amounts as the General Partner, in its discretion, deems necessary.

(r) “Partner” shall mean each Person who or which executes a counterpart of this Agreement as a Partner and each Person who or which may hereafter become a Partner of the Partnership.

(s) “Partnership” shall mean Charlie Brown Air II Limited Partnership.

(t) “Partnership Interest” shall mean a Partner’s aggregate rights in the Partnership, including, without limitation, the Partner’s (i) Percentage Interest or other economic rights under this Agreement and (ii) right to vote in matters coming before the Partnership and participate in the management of the Partnership.

(u) “Percentage” or “Percentage Interest” shall mean, as to a Partner, the percentage interest in Profits and Losses and distributions set forth after the Partner’s name on Exhibit A, as amended from time to time, and as to an unadmitted assign of a Partner, the Percentage of the Partner whose Percentage Interest has been acquired by such assign, to the extent the assign has succeeded to that Partner’s Percentage Interest.

(v) “Person” shall mean any person, corporation, governmental authority, limited liability company, partnership, trust, unincorporated association or other entity.

(w) “Profits and Losses” shall mean, for each Fiscal Year (or other period for which Profit or Loss must be computed), the Partnership’s taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

(i) all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computing taxable income or loss; and

(ii) any tax-exempt income of the Partnership, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss; and

(iii) any expenditures of the Partnership described in Code Section 705(a)(2)(B) (or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i)), not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss; and

(iv) gain or loss resulting from any taxable disposition of Partnership property shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes; and

(v) in lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and

(vi) notwithstanding any other provisions of this definition, any items which are specially allocated pursuant to Article VI of this Agreement shall not be taken into account in computing Profit or Loss

(x) “Rex” shall mean Rex Energy Operating Corp.

(y) “Shaner” shall mean Shaner Hotel Group Limited Partnership.

(z) “Special Capital Contribution” means a Capital Contribution that is deemed to be or treated as a Special Capital Contribution pursuant to Section 5.2(b)(ii).

(aa) “Special Return” means the amount required for each Partner to have received a return, on such Partner’s aggregate Unrecovered Special Capital, of twenty percent (20%) per annum, compounded quarterly.

(bb) “Transfer” shall mean when used as a noun, any gift, sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means to gift, sell, hypothecate, pledge, assign, or otherwise transfer.

(cc) “Transferee” shall have the meaning set forth in Section 8.1(c).

(dd) “Treasury Regulations” shall mean all proposed, temporary and final regulations promulgated under the Code as from time to time in effect.

(ee) “Unrecovered Capital” shall mean with respect to any Partner or their unadmitted assigns an amount equal to the excess of (i) the amount contributed to the capital of the Partnership by such Partner or the predecessors in interest of such Partner (other than Special Capital Contributions) over (ii) the aggregate amount of all distributions made to such Partner pursuant to Section 6.2(b)(ii), 6.2(b)(iv) and 6.2(b)(v) or the predecessor in interest of such Partner following the date of this Agreement.

(ff) “Unrecovered Special Capital” means, as of any date, as to any Partner, (i) the aggregate amount of any Special Capital Contributions made by such Partner, minus (ii) the sum of all amounts theretofore distributed to such Partner as a return of its Unrecovered Special Capital under Section 6.2(b)(iv).

ARTICLE II

ORGANIZATION

2.1. Formation. This Partnership is formed as a limited partnership pursuant to the Delaware Revised Limited Partnership Act.

2.2. Name. The name of the Partnership shall be “Charlie Brown Air II Limited Partnership.”

2.3. Principal Place of Business. The principal place of business of the Partnership shall be 1965 Waddle Road, State College, Pennsylvania 16803. The Partnership may establish any other places of business as the Partners may from time to time deem advisable.

2.4. Registered Agent and Office. The registered office of the Partnership shall be located at 1209 Orange Street, Wilmington, Delaware. The Corporation Trust Company shall be the registered agent of the Partnership for service of process. The General Partner may, at any time and from time to time, change the location of the Partnership’s registered office or registered agent as it may from time to time determine upon notice of such change to all Partners. The office of General Partner shall be established at 1965 Waddle Road, State College, Pennsylvania 16803, or at such other location as may be selected from time to time by the General Partner. The Partnership may maintain such other offices or agents as the General Partner deems advisable.

2.5. Term. The term of the Partnership shall begin upon the execution and filing of the Certificate of Limited Partnership with the Delaware Secretary of State and shall continue until terminated pursuant to Article X of this Agreement.

2.6. Purposes. The purpose of the Partnership is to own, operate, manage, and sell the Airplane and related personalty and to conduct any other lawful activity incident thereto.

ARTICLE III

PARTNERS

3.1. Names and Addresses. Upon the execution of this Agreement, each Limited Partner shall contribute to the Partnership an amount equal to their capital contribution set forth opposite their names on the attached Exhibit A.

3.2. Books and Records. The Partnership shall keep books and records of accounts and minutes of all meetings of the Partners. Such books and records shall be maintained on the accrual basis in accordance with this Agreement.

3.3. Information. Each Partner may inspect during ordinary business hours and at the principal place of business of the Partnership, the Certificate of Limited Partnership, this Agreement, the minutes of any meeting of the Partners and any tax returns of the Partnership for the immediately preceding three Fiscal Years.

3.4. Limitation of Liability. Each Partner’s liability shall be limited as set forth in this Agreement, the Law and other applicable law. A Limited Partner shall not be personally liable for any indebtedness, liability or obligation of the Partnership, except as set forth in this Agreement, the Law and any other applicable law.

ARTICLE IV

MANAGEMENT

4.1. Management. The powers of the Partnership shall be exercised by or under the authority of, and the business and affairs of the Partnership shall be managed under the direction of the General Partner. Any Person dealing with the Partnership, other than a Partner, may rely on the authority of the General Partner and officers in taking any action in the name of the Partnership without inquiry into the provisions of, or compliance with, this Agreement, regardless of whether that action is actually taken in accordance with the provisions of this Agreement.

4.2. Powers of the General Partner. Except as set forth in Sections 4.3, 4.4, and 4.5, the General Partner shall have full, complete and exclusive power to manage and control the Partnership, and shall have the authority to take any action it deems to be necessary, convenient or advisable in connection with the management of the Partnership, including, without limitation, the power and authority on behalf of the Partnership:

(a) to expend the Partnership’s Capital Contributions and revenues and to execute and deliver all checks, drafts, endorsements and other orders for the payment of Partnership funds;

(b) to employ agents, employees, accountants, lawyers, clerical help, and such other assistance and services as may seem proper, and to pay therefor such remuneration as the General Partner may deem reasonable and appropriate;

(c) to purchase, lease, rent, or otherwise acquire or obtain the use of office equipment, materials, supplies, and all other kinds and types of real or personal property, and to incur expenses for travel, telephone, telegraph and for such other things, services and facilities, as may be deemed necessary, convenient or advisable for carrying on the business of the Partnership;

(d) to carry, at the expense of the Partnership, insurance of the kinds and in the amounts that the General Partner deems advisable or make other arrangements for payment of losses or liabilities to protect the Partnership and its agents and employees of the Partnership against loss or liability;

(e) to borrow money from any Person for any Partnership purpose on whatever terms and conditions the General Partner deems advisable, to obligate the Partnership to repay the borrowed money, and in connection therewith, to encumber or hypothecate Partnership property as security for such repayment by mortgage, deed of trust, pledge or otherwise;

(f) to sell, transfer, assign, dispose of, trade, exchange, quitclaim, surrender, release or abandon Partnership property, or any interests therein, to any Person, and in connection therewith to receive such consideration as it deems fair and in the best interests of the Partnership;

(g) to sue and be sued, complain and defend in the name and on behalf of the Partnership;

(h) to do all acts, take part in any proceedings, and exercise all rights and privileges as could an absolute owner of Partnership property, subject to the faithful performance of the General Partner’s fiduciary obligations to the Partnership and the Partners;

(i) in the exercise of any of the foregoing powers, to negotiate, execute and perform, on any terms deemed desirable in the General Partner’s, sole discretion, such agreements, contracts, leases, instruments and other documents as the General Partner shall from time to time approve in accordance with, and subject to, the terms of this Agreement;

(j) to appoint one or more officers of the Partnership as the General Partner deems necessary, convenient or advisable in carrying out the purposes of the Partnership but not in contravention of any employment agreement of the Partnership; and

(k) to take such other action and perform such other tasks as the General Partner deems necessary, convenient or advisable in carrying out the purposes of the Partnership.

The enumeration of powers in this Agreement shall not limit the general or implied powers of the General Partner or any additional powers provided by law.

4.3. Restrictions. Notwithstanding the foregoing, the written consent of all Limited Partners shall be required prior to any action by the General Partner with respect to the following matters:

(a) The engagement of the Partnership in any business other than the one specified in this Agreement.

(b) Any act in contravention of this Agreement.

(c) Any act which would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement.

(d) The merger or consolidation of the Partnership.

(e) The sale of Partnership or substantially all of its assets.

4.4. Major Decisions. All Major Decisions must be approved by unanimous approval of all Limited Partners. If the Limited Partners cannot agree, then an Impasse shall have occurred under the General Partner Limited Liability Company Agreement.

4.5. Limitation on Authority of Partners. Unless authorized to do so by this Agreement or the General Partner, no Person shall have any power or authority to bind the Partnership. No Partner is an agent of the Partnership solely by virtue of being a Partner, and no Partner has authority to act for the Partnership solely by virtue of being a Partner.

4.6. Indemnification. The General Partner shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any of the Partners or the predecessor in interest of such Partner for any act or omission performed or omitted by it (or its directors, officers, employees or agents) in good faith on behalf of the Partnership and in a manner reasonably believed by it to be within the scope of the authority granted to it by this Agreement, except for gross negligence with respect to such acts or omissions. Any loss or damage incurred by the General Partner by reason of any act or omission performed or omitted by it (or its directors, officers, employees or agents) in good faith on behalf of the Partnership and in a manner reasonably believed by it to be within the scope of the authority granted to it by this Agreement (but not, in any event, any loss or damage incurred by any General Partner by reason of gross negligence with respect to such act or omission) shall be paid from Partnership assets to the extent available.

4.7. Reimbursement. The Partnership shall reimburse the General Partner for reasonable business expenses incurred in the operation of the Partnership such as legal and accounting fees, travel expenses, postage, photocopy charges and other third party costs and expenses.

4.8. Business with Affiliates. A General Partner may cause the Partnership to transact business with itself or any Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the General Partner or any Member of the General Partner, provided that any such transaction shall be effected only on terms competitive with those that may be obtained from unaffiliated Persons and shall be disclosed to all Partners or is the Management Agreement.

4.9. Management of Airplane. The General Partner on behalf of the Partnership will contract with Charlie Brown Air Corp. or any affiliate for all or any portion of such management services for the Airplane.

ARTICLE V

CAPITAL CONTRIBUTIONS; LOANS

5.1. Additional Capital Contributions. In addition to the contributions referred to in Section 3.1, the Limited Partners shall contribute to the Partnership in accordance with Exhibit A.

5.2. Additional Contributions.

(a) Additional Capital Contribution. Each Limited Partner, shall be required to contribute to the Partnership, in accordance with each Limited Partner’s Percentage Interest, all funds required to be paid under the Management Agreement for Fixed Costs as defined in the Management Agreement and as necessary to purchase the Airplane and any charges under the Management Agreement for Direct Costs and Miscellaneous Expenses for the Limited Partner’s or affiliates of either use of the Airplane.

(b) Failure to Make Capital Contributions.

(i) If any Limited Partner (the “Defaulting Partner”) fails to provide to the Partnership, on or before the applicable Due Date, any portion (the “Required Amount”) of a Capital Contribution required to be made by such Partner pursuant to Section 5.1 or 5.2(a) (each a “Required Contribution”), then any other Limited Partner that shall have made its Required Contribution (the “Non-Defaulting Partner”), in lieu of any other remedies available at law or in equity, shall have right, at its sole option, to make an additional Capital Contribution for its own account in an amount equal to the Required Amount (a “Default Contribution”), in which event, effective from the date of the making of such additional Capital Contribution, the Percentage Interests of the Partnership shall thereupon be recalculated so that:

(A) the Percentage Interest of the Non-Defaulting Partner shall be equal to the percentage equivalent of a fraction, (x) the numerator of which is all Capital Contributions made by such Partner, including an amount equal to 150% of all Default Contributions made by such Partner, and (y) the denominator of which is the total Capital Contributions made by all Partners (provided, however, that the Non-Defaulting Partner’s Percentage Interest shall never exceed 99%); and

(B) the Percentage Interest of the Defaulting Partner shall be equal to the difference between (x) 100% and (y) the sum of the Non-Defaulting Partner’s Percentage Interest, after taking into account the recalculation of such Partner’s Percentage Interest pursuant to subsection 5.2(b)(i) above, and the General Partner’s Percentage Interest and any other Partner’s Percentage Interest.

(ii) Such additional Capital Contribution of the Required Amount, as well as the corresponding portion of such Required Contribution already made by the Non-Defaulting Partner, shall be treated as Special Capital Contributions.

(iii) Each Non-Defaulting Partner shall have a right to make such contribution for the Defaulting Partner equally as provided for herein.

5.3. Capital Accounts. A Capital Account shall be maintained for each Partner of the Partnership.

5.4. Transfers. If any Percentage Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Percentage Interest.

5.5. Deficit Capital Account. Except as otherwise required in the Law or this Agreement, no Partner shall have any liability to restore all or any portion of a deficit balance in a Capital Account.

5.6. Withdrawal or Reduction of Capital Contributions. A Partner shall not receive from the Partnership any portion of a Capital Contribution until all indebtedness, liabilities of the Partnership, except any indebtedness, liabilities and obligations to Partners on account of their Capital Contributions, have been paid or there remains property of the Partnership, in the sole discretion of the General Partner, sufficient to pay them.

5.7. Interest on and Return of Capital Contributions. No Partner shall be entitled to interest on such Partner’s Capital Contribution or to a return of such Partner’s Capital Contribution, except as specifically set forth in this Agreement.

5.8. Priority and Return of Capital. Except as otherwise provided in this Agreement, no Partner shall have priority over any other Partner for the return of a Capital Contribution; provided, however, that this Section shall not apply to loan or other indebtedness (as distinguished from a Capital Contribution) made by a Partner to the Partnership.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

6.1. Allocations.

(a) Allocation of Profits. Except as provided in subparagraphs (b), (c), (d) and (e) of this Section, all Profits for each Fiscal Year shall be allocated in the following order to the Partners as follows:

(i) First, to the Non-Defaulting Partner, if any, an amount equal to the Special Return actually distributed to such Partner with respect to such fiscal year; and

(ii) Second, to all Partners in accordance with their Percentage Interests.

(b) Allocation of Profits from Capital Transactions. All Profits from transactions producing Capital Proceeds for each Fiscal Year shall be allocated in the following order to Partners as follows:

(i) First, to all Partners with a negative balance in their Capital Account in proportion to, and to the extent of, such negative balances;

(ii) Second, to the Partners, the amount of Profits, if any, necessary to bring their Capital Accounts to the level of their Unrecovered Capital, plus any unpaid Special Return; and

(iii) Third, the balance, if any, to all Partners in proportion to their Percentage Interests.

(c) Allocation of Losses. All Losses for each Fiscal Year shall be allocated to Partners in accordance with their Percentage Interests.

(d) Special Allocations. All capitalized terms used in this Section not otherwise defined in this Agreement shall have the meaning set forth in the Regulations promulgated pursuant to Section 704 of the Code. The following special allocations shall be made in the following order:

(i) Property Contributions. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership or revalued in accordance with Reg. 1.704-1(b)(2)(iv)(f) shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial fair market value. Any elections or decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. If the Partnership accepts property that is encumbered with indebtedness which constitutes a Partnership Nonrecourse Liability, such indebtedness shall be allocated to the contributing Partner in an amount equal to the excess of such indebtedness over the adjusted tax basis of the contributed property. Any reduction in the excess of such indebtedness over the tax basis of such property shall be treated as a net decrease in Partnership Minimum Gain under subsection (d)(ii) of this Section 6.1, and in accordance with that subsection, gross income and gain shall be allocated to the contributing Partner in an amount equal to such reduction. To the extent such indebtedness constitutes a Partner Nonrecourse debt or is otherwise recourse to the contributing Partner (or its affiliates), such indebtedness shall be allocated to the contributing Partner in an amount equal to the portion of such indebtedness for which such contributing Partner has the economic risk of loss. Any reduction in the excess of such indebtedness over the tax basis of such property shall be treated as a net decrease in Partner Nonrecourse Debt Minimum Gain under subsection (d)(iii) of this Section 6.1, and in accordance with that subsection, gross income and gain shall be allocated to the contributing Partner in an amount equal to such reduction.

(ii) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Adjustment Period, each Partner shall be specially allocated items of gross income and gain for such period (and, if necessary, subsequent periods) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Section 1.704-2(g) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 6.1(c)(ii) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(iii) Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any period, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such Adjustment Period (and, if necessary, subsequent Adjustment Periods) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(4) and 1.704-2(j)(2) of the Regulations. This Section 6.1(c)(iii) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(l)(4) of the Regulations and shall be interpreted consistently therewith.

(iv) Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Capital Account deficit (determined in accordance with the rules set forth in Section 1.704-1(b)(2)(ii)(d)) of such Partner as quickly as possible, provided that an allocation pursuant to this Section 6.1(c)(iv) shall be made only if and to the extent that such Partner would have an Capital Account deficit (determined in accordance with the rules set forth in Section 1.704-1(b)(2)(ii)(d)) after all other allocations provided for in this Section 6.1(c)(iv) have been tentatively made as if this Section 6.1(c)(iv) were not in the Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any period shall be specially allocated among the Partners in proportion to their Percentages.

(vi) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(vii) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of such Partner’s Partnership Interests, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in proportion to their Percentages in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(viii) Compensation Income. If any Partner is determined to recognize compensation income upon his receipt of a Partnership Interest, such Partner shall be allocated all corresponding items of Partnership deduction.

(e) Capital Account. The provisions of this Agreement, as amended, relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner upon the dissolution of the Partnership.

(f) Allocation to Transferred Interests. Profits, gains, losses, deductions and credits allocated to an Percentage Interest assigned or reissued during a Fiscal Year of the Partnership shall be allocated to the Person who was the holder of such Percentage Interest during such Fiscal Year, in proportion to the number of days that each such Person was recognized as the owner of such Percentage Interest during such Fiscal year or in any other proportion permitted by the Code and selected by the General Partner, without regard to results of Partnership operations during the period in which each such Person was recognized as the owner of such Percentage Interest during such Fiscal Year, and without regard to the date, amount or recipient of any distributions which may have been made with respect to such Percentage Interest.

6.2. Distributions.

(a) Net Cash Flow. All Net Cash Flow and Capital Proceeds, if any, shall be distributed in the following order as follows:

(i) First, to each Non-Defaulting Partner, if any, an amount equal to its Special Return;

(ii) Second, to each Non-Defaulting Partner, if any, an amount equal to its Unrecovered Special Capital; and

(iii) Third, all remaining cash flow shall be distributed in accordance with the Percentage Interests of the Partners.

(b) Capital Proceeds. All Capital Proceeds available for distribution shall be distributed in the following order as follows:

(i) First, to each Non-Defaulting Partner, if any, in an amount equal it its unpaid Special Return;

(ii) Second, to each Non-Defaulting Partner, if any, in an amount equal to its Unrecovered Special Capital;

(iii) Third, to all Partners in an amount equal to their Unrecovered Capital; and

(iv) Fourth, all remaining Capital Proceeds shall be distributed in accordance with the Percentage Interests of the Partners.

(c) Allocation of Distributions. Distributions to Partners shall be allocated among such Partners in accordance with their respective Percentage Interests as of the date of such distribution without regard to the length of time such Partner has held such Percentage Interest. In computing the amount of any distribution under the Roman numerals of subsections 6.2(a) and 6.2(b), due effect shall first be given to all distributions made under the prior numbered subsections.

6.3. Distributions in Kind. In the event that the General Partner shall determine that a portion of the Partnership’s assets should be distributed in kind to the Partners, the General Partner shall obtain an independent appraisal of the fair market value of each such asset as of a date reasonably close to the date of such distribution. Any unrealized appreciation or depreciation with respect to such asset shall be allocated among the Partners (in accordance with Section 6.2(b), assuming that the property were sold for the appraised value) and distribution of any such assets in kind to a Partner shall be considered a distribution of an amount equal to the assets’ appraised fair market value for purposes of determining the Capital Account of the distributee.

6.4. Offset. The Partnership may offset all amounts owing to the Partnership by a Partner against any distribution to be made to such Partner.

6.5. Accounting Period. The accounting period of the Partnership shall be the Fiscal Year.

ARTICLE VII

ACCOUNTS

7.1. Books. The General Partner shall maintain complete and accurate books of account of the Partnership’s affairs at the Partnership’s principal offices, including a list of the names and addresses of all Limited Partners and the Percentage Interest held by each Limited Partner. Each Limited Partner shall have the right to inspect the Partnership’s books and records (including the list of the names and addresses of Limited Partners) at the offices of the General Partner. Monthly financial reports will be provided to each Limited Partner. The General Partner shall have no duty to distribute copies of any Partnership documents to the Limited Partners, including but not limited to the Partnership Agreement or the Certificate of Limited Partnership and any amendments thereto or restatements thereof.

7.2. Partners’ Accounts. Separate Capital Accounts shall be maintained for each Partner.

7.3. Reports, Returns and Audits.

(a) The books of account shall be kept on the accrual basis of accounting. The General Partner reserves the right, however, to change the accounting methods of the Partnership. The books of the Partnership shall be closed promptly after the end of each Partnership Year, and within 120 days thereafter, the General Partner shall make a written report to each person who was a Limited Partner at any time during such Partnership Year which shall include a statement of profits and losses and changes in financial position for the year ended and a balance sheet as of the close of the Partnership Year. The report shall also contain such additional statements with respect to the status of the Partnership’s business, transactions by the Partnership with the General Partner or its Affiliates and the distribution of Partnership funds as are considered necessary by the General Partner to advise all Limited Partners promptly about their investment in the Partnership. This report shall also contain a balance sheet and the related statements of income and Partners’ Capital Accounts and changes in financial position.

(b) Within 90 days of the end of each Partnership Year, each Limited Partner shall be provided with an information letter containing all information concerning the Partnership necessary for the preparation of the Limited Partner’s income tax return(s).

(c) The General Partner shall prepare or cause to be prepared all federal, state and local tax returns of the Partnership (the “Returns”) for each year for which such Returns are required to be filed. To the extent permitted by law, for purposes of preparing the Returns, the Partnership shall use the Partnership Year. The General Partner may (but need not), in its sole and absolute discretion, make any elections under the Code, and the General Partner shall be absolved from all liability for any and all consequences to any previously admitted or subsequently admitted Limited Partners resulting from its make or failing to make any such election.

(d) The General Partner, shall be the “tax matters partner,” as such term is defined in Section 6231(a)(7) of the Code.

ARTICLE VIII

TRANSFERABILITY AND WITHDRAWAL OF PARTNERS

8.1. General Partner.

(a) The General Partner shall not resign or withdraw from the Partnership as General Partner without (i) the approval, written consent or ratification of all the Limited Partners, (ii) providing one or more successor General Partners in accordance with Section 8.1(c) (to whom the resigning General Partner shall assign its interest as General Partner in the Partnership), and (iii) delivering to the Partnership an opinion of the Partnership’s counsel that such resignation or withdrawal would not subject the Partnership to federal income taxation as an association taxable as a corporation and not as a Partnership (a “Permitted Withdrawal”). The withdrawing General Partner shall receive upon such withdrawal an amount equal to the balance of its Capital Account as of the end of the month in which such permitted withdrawal takes place (based on an unaudited interim closing of the Partnership’s books as of the end of such month), such payment to be made promptly following the end of such month. The withdrawing General Partner shall not participate thereafter in any Profits and Losses of the Partnership accruing after the date of resignation or withdrawal or have any rights and powers of a General Partner hereunder. No General Partner may dispose of its Percentage Interest in the Partnership except to a successor general partner.

(b) Any other provision of this Agreement to the contrary notwithstanding, if the General Partner resigns or withdraws from the Partnership in violation of this Agreement, it shall not in respect of such resignation or withdrawal be entitled to the return of, or any payment in respect of, its Capital Contribution, and shall not be entitled to continue to participate in any Profits and Losses of the Partnership accruing after the date of such resignation or withdrawal or have any other rights and powers of a General Partner hereunder. In the event of such resignation or withdrawal by the General Partner, the Limited Partners, acting pursuant to Section 10.1, shall elect whether to carry on the business of the Partnership by election of one or more substitute General Partners. A General Partner shall be liable in damages to the Limited Partners if it resigns or withdraws from the Partnership in contravention of any of the aforementioned provisions.

(c) A General Partner may not transfer any or all of its Percentage Interest in the Partnership in a manner which will result in the “termination” of the Partnership under Section 708 of the Code or constitute an event of default (or an event which, upon notice of the passage of time, or both, would constitute a default) under any agreement or instrument by which the Partnership borrowed money or by which its property is encumbered, or which would result in the General Partner (or its successor) owning a Percentage Interest in the Partnership of less than one percent (1%), and any attempt to do so shall be null and void.

(d) If the General Partner or an Affiliate of the General Partner acquires a Percentage Interest as a Limited Partner, such purchaser shall, with respect to such Percentage Interest, enjoy all of the rights and be subject to all of the obligations and duties of a Limited Partner to the extent of such Percentage Interest.

(e) The General Partner may be removed only if the General Partner commits fraud, willful misconduct or gross negligence in the performance of its duties and obligations as a General Partner or the General Partner willfully breaches the provisions of this Agreement. In the event of the General Partner’s removal, the General Partner’s interest in the future profits of the Partnership shall cease and it shall have only the right to receive a return of its capital upon dissolution.

8.2. Transfer of Limited Partner’s Interest.

(a) General. Except as set forth in this Agreement, no Limited Partner shall Transfer to another Person any portion of a Partnership Interest without the consent of the General Partner, which consent may be withheld for any reason. In addition, a Transfer of a Partnership Interest may not be effected unless and until the General Partner shall have received on behalf of the Partnership a document (i) signed by the Person to whom the Partnership Interest or part thereof is transferred and by the Partner effecting the transfer, (ii) containing the agreement of such Person to be bound by this Agreement in respect of the Partnership Interest or part thereof being retained and (iii) setting forth the Percentage Interest of the Partner effecting the Transfer and the Person to which the Partnership Interest or part thereof is transferred. Any attempted Transfer by a Partner of a Partnership Interest or right included therein, other than in accordance with this Section shall be, and is hereby declared, null and void ab initio.

(b) Transferee Note a Partner. Notwithstanding section 8.2(a) above, any Partner may Transfer its Economic Interest to any Person. Except as specifically provided herein, no Person acquiring a Partnership Interest from a Partner or an unadmitted assign of a Partner (other than a Partner), shall become a Partner unless such Person is approved by written consent of the General Partner. If no such approval is obtained, such Person’s Partnership Interest shall only entitle such Person to receive the distributions and allocations of Profits and Losses to which the Partner from whom or which such Person received such Partnership Interest would be entitled. Any such approval may be subject to any terms and conditions imposed by the Partners.

(c) Effective Date. Any sale of a Partnership Interest or admission of a Partner pursuant to this Article shall be deemed effective as of the last day of the calendar month in which such sale or admission occurs.

8.3. Exceptions. Notwithstanding the provisions of Section 8.1, any Limited Partner may Transfer all or any portion of a Partnership Interest without the consent of the General Partner to such Partner’s spouse and or descendants or to a trust for the benefit of such Partner’s spouse or descendants or to a family partnership made up of the Limited Partners spouse and/or direct descendants. Such Transfer of a Partnership Interest may not be effected unless and until the General Partner receives on behalf of the Partnership a document prepared and executed as described by section 8.1(a)(i) through 8.1(a)(iii). The Transferee shall become a Partner without further action by the General Partner.

8.4 Assignee’s Rights. Any purported assignment of a Partnership Interest in the Partnership which is not in compliance with this Agreement is hereby declared to be null and void and of no force and effect whatsoever. A permitted assignee of any Partnership Interest in the Partnership shall be entitled to receive distributions of cash or other property from the Partnership and to receive allocations of the income, gains, credits, deductions, profits and losses of the Partnership attributable to such Interest after the effective date of the assignment. The “effective date” of an assignment of a Partnership Interest in the Partnership under the provisions of this Section 8.4, except as otherwise consented to by the General Partner, shall be the day next following receipt by the General Partner of written notice of assignment and fulfillment of all conditions precedent to such assignment provided for in this Agreement.

8.5 Satisfactory Written Assignment Required. Anything herein to the contrary notwithstanding, both the Partnership and the General Partner shall be entitled to treat the assignor of an Interest in the Partnership as the absolute owner thereof in all respects, and shall incur no liability for distributions made in good faith to him or her, until such time as a written assignment that conforms to the requirements of this Article 8 has been received by, accepted and recorded on the books of, the Partnership.

8.6 Substituted Limited Partner. In addition to the requirements of Section 8.2, and subject to the exceptions of 8.3, the assignee of any Interest in the Partnership may become a substituted Limited Partner in place of his or her assignor upon the written consent of the General Partner, which consent may be withheld in the sole and absolute discretion of the General Partner, and in any event will not be given unless all of the following conditions are satisfied:

(a) a duly executed and acknowledged written instrument of assignment, being either a certificate evidencing the Interest in the Partnership owned by the assignor prior to such assignment or some other instrument approved by the General Partner, is filed with the Partnership setting forth the intention of the assignor that the assignee become a substituted Limited Partner in his or her place;

(b) the assignee executes an irrevocable Power of Attorney, satisfactory to the General Partner, appointing the General Partner as the assignee’s lawful attorney-in-fact for the purposes specified in Article 13;

(c) the assignor and assignee execute and acknowledge such other instruments, in form and substance satisfactory to the General Partner, as the General Partner may deem necessary or desirable to effect such substitution;

(d) prior to the substitution, the substituted Limited Partner pays all reasonable expenses, including attorneys fees, incurred by the Partnership in connection with such assignment and substitution; and

(e) if requested by the General Partner, an opinion from counsel to the assignee (which counsel and opinion shall be satisfactory to counsel for the General Partner) is furnished to the Partnership stating that, in the opinion of said counsel, such substitution would not jeopardize the status of the Partnership as a partnership for federal income tax purposes, or cause a termination of the Partnership for the purposes of the then applicable provisions of the Code, or violate, or cause the Partnership to violate, any applicable law or governmental rule or regulation, including without limitation, any applicable federal or state securities law.

By executing this Agreement each Limited Partner shall be deemed to have consented to any substitution of an assignee in the place and stead of an assigning Limited Partner if permitted by the General partner.

8.7 Substitution Required for Vote. Unless and until an assignee of a Partnership Interest in the Partnership becomes a substituted Limited Partner, such assignee shall not be entitled to exercise any vote with respect to such Partnership Interest.

8.8 Amendment of Certificate of Limited Partnership. The General Partner shall, at least once each Partnership year, cause the Certificate to be amended, if appropriate, to reflect the substitution of Limited Partners.

8.9 Involuntary Withdrawal of a Limited Partner. The Involuntary Withdrawal of a Limited Partner shall not cause a dissolution of the Partnership, but the rights of such Limited Partner to share in the Profits and Losses of the Partnership, to receive distributions and to assign his or her Partnership Interest in the Partnership pursuant to Section 8.2 or cause the substitution of a substitute Limited Partner pursuant to Section 8.6 shall, on the happening of such an event, devolve on his or her successor in interest, subject to the terms and conditions of this Agreement, and the Partnership shall, continue as a limited partnership. Such successor, however, shall become a substituted Limited Partner only as provided in Section 8.5 with respect to an assignee of a Limited Partner’s Interest in the Partnership. The successor of the Limited Partner shall be liable for all the obligations of the withdrawn Limited Partner.

ARTICLE IX

AMENDMENTS

9.1. Amendments. The amendment procedures with regards to this Agreement are as follows:

(a) Amendments to this Agreement may be proposed by the General Partner or by the Partners. A proposed amendment will be adopted and effective only if it receives the consent of the Partners owning seventy-five percent (75%) or more of the Percentage Interests in the Partnership then outstanding; provided however, that no such amendment shall be enforceable against any Partner if (i) the effect of the amendment would be to increase the capital contributions required of that Partner, or reduce the rights and interest of that Partner in the income, gains, deductions, credits or income tax allocations of the Partnership, the voting rights of that Partner or the rights of that Partner respecting liquidation of the Partnership (other than reductions required as a consequence of Section 3.2), unless the Partner shall have consented to the adoption of such amendment, (ii) such amendment would cause any Partner to incur liability for any liabilities, contracts or obligations of the Partnership in excess of such Partner’s Capital Contributions, or (iii) such amendment would directly or indirectly affect or jeopardize the status of the Partnership as a partnership for federal income tax purposes.

(b) Within fifteen (15) days of the making of any proposal to amend this Agreement, the General Partner shall give the Partners notification of such proposal (including the text of any amendment or document and a statement of its purposes). Any matter requiring the consent of the Partners may be considered at a meeting of the Partners held not less than fifteen (15) and not more than thirty (30) days after notification to the Partners of any proposal. Any consent required by this Section 9.1 shall mean either the written consent of a Partner, or the affirmative vote of such Partner at a meeting duly called and held pursuant to this Agreement, as the case may be, to do the act or thing for which the consent is solicited, or the act of granting such consent as the context may require. Any consent required by this Agreement shall be deemed to have been given only when the General Partner has actually received the required written consents of Partners to the act or thing for which the consent was solicited or after the required affirmative vote of Partners to the act or thing at a meeting called to consider the same. Any consent so given will be nullified if a written nullification by a Partner of such consent is actually received by the General Partner prior to the time such proposed act or thing is actually done.

9.2. Exceptions. Notwithstanding the provisions of Section 9.1(a) and 9.1(b):

(a) This Agreement shall not be amended to alter the purposes of the Partnership, or to amend Sections 9.1(a) or 9.1(b), without the consent in writing of all the Partners or amend the requirement to monitor the Management Agreement;

(b) The General Partner may, without the consent of the Partners, amend the Certificate of Limited Partnership and this Agreement to reflect changes validly made in the membership of the Partnership and in the contributions of the Partners to the Partnership;

(c) The General Partner may, without the consent of the Partners, amend this Agreement from time to time in each and every manner to comply with the then existing requirements of the Code, Treasury regulations and rulings of the Internal Revenue Service affecting the status of the Partnership as a partnership for federal income tax purposes provided, however, that no such amendment may affect the personal liability of any Partner in the Partnership and provided further that no such amendment shall alter in any material respect, the Percentage Interests of any Partner; and

(d) The General Partner may, without the consent of the Partners, make such ministerial amendments to the provisions of the Agreement which do not affect the rights or obligations of the Partners if such amendments are required to complete the financing of the Airplane, provided that in the event of any such amendment, the General Partner will promptly give all Partners notice of the amendment.

ARTICLE X

DISSOLUTION

10.1. Events of Dissolution.

(a) The Partnership shall continue until December 31, 2050, unless sooner dissolved upon the earliest to occur of the following events, which shall cause an immediate dissolution of the Partnership:

(i) the Involuntary Withdrawal of the General Partner (subject to the right to continue the Partnership pursuant to this Section 10.1(a) and Section 10.1(b));

(ii) the sale, exchange or other disposition by the Partnership of all or substantially all of the Partnership’s assets (other than a disposition on terms contemplating future payments to the Partnership), unless within 45 days following such sale the General Partner designates replacement property within the meaning of Section 1031 of the Internal Revenue Code; or

(iii) at any time, with the approval or written consent of the Limited Partner’s whose Percentage Interests aggregate more than sixty percent (60%);

provided, however, that upon the occurrence of an Involuntary Withdrawal of the General Partner, the Partnership may be reconstituted and its business continued upon the approval or written consent of the Limited Partners whose Percentage Interests aggregate more than 60% to continue the Partnership and to elect one or more successor general partners, such action to be taken within ninety days after such Event of Withdrawal.

(b) In the event of the General Partner’s removal or withdrawal or resignation in violation of this Agreement and the reconstitution of the Partnership upon the election of one or more successor general partners, the General Partner shall possess the interest in the profits, losses and distributions of the Partnership as provided in Section 8.1(b) or 8.1(e), as the case may be. In the event of the Involuntary Withdrawal of the General Partner and the continuation or reconstitution of the Partnership upon the election of one or more successor general partners as provided in this Agreement, the General Partner or its legal representative shall possess an interest in the profits, losses and distributions of the Partnership as though a permitted assignee of a Limited Partner and may be admitted to the Partnership as a Limited Partner in the sole and absolute discretion of the successor general partner(s), as provided in Section 8.5. In the event of the continuation or reconstitution of the Partnership as herein provided, the successor general partner(s) will exercise the rights, powers and obligations hereunder of the General Partner (excluding, however, obligations of the General Partner to the Limited Partners occasioned by the General Partner’s removal or wrongful resignation or withdrawal as general partner), and shall have such interest in the profits, losses and distributions of the Partnership, as shall be agreed upon by the successor general partner(s) and those limited partners who consented to the continuation of the Partnership.

10.2. Final Accounting. Upon the dissolution of the Partnership and the failure to continue or reconstitute the Partnership as provided in Section 10.1, a proper accounting shall be made by the auditors from the date of the last previous accounting to the date of dissolution.

10.3. Liquidation. Upon the dissolution of the Partnership and the failure to continue or reconstitute the Partnership as provided in Section 10.1, the General Partner or, if there is no General Partner, a person selected by the Limited Partners whose Percentage Interests aggregate more than forty-nine percent (49%), shall act as liquidator to wind up the Partnership. The liquidator shall have full power and authority to sell, assign, exchange and encumber any or all of the Partnership’s assets and to wind up and liquidate the affairs of the Partnership in an orderly and business-like manner. All proceeds from liquidation and any property distributed in kind shall be distributed in the following order of priority: (a) to the payment of the debts and liabilities of the Partnership and expenses of liquidation, (b) to the setting up of such reserves as the liquidator may reasonably deem necessary for any contingent liability of the Partnership, and (c) the balance to the Partners in accordance with Section 6.2(b). If a partner requires Dissolution pursuant to 10.1(iii), then that Partner shall have a right of first refusal to meet or exceed any bona fide offer for purchase of the Airplane within fifteen (15) days of receipt of the offer.

10.4. Distribution in Kind. If the liquidator shall determine that a portion of the Partnership’s assets should be distributed in kind to the Partners, such person shall obtain an independent appraisal of the fair market value of each such asset as of a date reasonably close to the date of liquidation. Any unrealized appreciation or depreciation with respect to such assets shall be allocated among the Partners (in accordance with Section 6.1(b), assuming that the property were sold for the appraised value) and distribution of any such assets in kind to a Partner shall be considered a distribution of an amount equal to the assets’ appraised fair market value for purposes of Sections 6.2(b) and 10.3.

10.5. Cancellation of Certificate. Upon the completion of the distribution of Partnership assets as provided in Section 10.3 and 10.4, the Partnership shall be terminated and the person acting as liquidator shall cause the cancellation of the Certificate of Limited Partnership and shall take such other actions as may be necessary or appropriate to terminate the Partnership.

ARTICLE XI

INVESTMENT REPRESENTATIONS

11.1. Investment Purpose. Each Limited Partner represents and warrants to the General Partner that he or she has acquired his or her Partnership Interest for his or her own account, for investment only and not with a view to the sale or distribution thereof. Each Limited Partner recognizes that an investment in the Partnership is speculative and involves certain risks. Each Limited Partner further represents and warrants that the General Partner has made no guaranty or representation upon which such Limited Partner has relied concerning the possibility or probability of profit or loss or the realization of any tax benefits as a result of his or her acquisition of his or her Partnership Interests.

11.2. Investment Restriction. Each Limited Partner recognizes that (a) the Partnership Interests have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption from such registration, and agrees that he will not sell, offer for sale, transfer, pledge or hypothecate his Partnership Interests in the absence of an effective registration statement covering such Partnership Interests under the Securities Act, unless such sale, offer of sale, transfer, pledge or hypothecation is exempt from registration for any proposed sale and (b) the restrictions on transfer may severely affect the liquidity of his or her investment.

ARTICLE XII

GENERAL PROVISIONS

12.1. Notices. Any notice, demand or other communication required or permitted to be given pursuant to this Agreement shall have been sufficiently given for all purposes if (a) delivered personally to the party or to an executive officer of the party to whom such notice, demand or other communication is directed or (b) sent by registered or certified mail, postage prepaid, addressed to the Partner or the Partnership at such Partner’s address set forth in this Agreement. Except as otherwise provided in this Agreement, any such notice shall be deemed to be given three business days after the date on which it was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as set forth in this Section.

12.2. Entire Agreement. This Agreement contains the entire agreement among the Partners with respect to the subject matter of this Agreement, and supersedes each course of conduct previously pursued or acquiesced in, and each oral agreement and representation previously made, by the Partners with respect thereto, whether or not relied or acted upon.

12.3. Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

12.4. Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe any provision of this Agreement.

12.5. Waiver. No failure of the Partnership or a Partner to exercise, and no delay by the Partnership or a Partner in exercising, any right or remedy under this Agreement shall constitute a waiver of such right or remedy. No waiver by the Partnership or Partner of any such right or remedy under this Agreement shall be effective unless made in a writing duly executed by the Partnership or such Partner and specifically referring to each such right or remedy being waived.

12.6. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. However, if any provision of this Agreement shall be prohibited by or invalid under such law, it shall be deemed modified to conform to the minimum requirements of such law or, if for any reason it is not deemed so modified, it shall be prohibited or invalid only to the extent of such prohibition or invalidity without the remainder thereof or any other such provision being prohibited or invalid.

12.7. Binding. This Agreement shall be binding upon and inure to the benefit of the Partnership and all Partners, and each of the successors and assignees of the Partnership and the Partners, except for any right or obligation of a Partner under this Agreement which may not be transferred by such Partner to another Person without first obtaining the written Consent of the other Partners.

12.8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

12.9. Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflict of laws.

12.10. Further Assurance. Each party will cooperate in good faith with each other party and will take all appropriate action and execute any agreement, instrument or other writing of any kind which may be reasonably necessary or advisable to carry out and confirm the transactions contemplated by this Agreement.

ARTICLE XIII

POWER OF ATTORNEY

13.1. Appointment of the General Partner. Each Limited Partner, by the execution of this Agreement, does irrevocably constitute and appoint the General Partner, as his or her true and lawful attorney, in his or her name, place and stead, to execute, acknowledge, swear to, deliver, record and file (a) this Agreement and any amendment to this Agreement, (b) the original Certificate and all amendments thereto required or permitted by law or the provisions of this Agreement, (c) all certificates and other instruments deemed necessary or advisable by the General Partner to carry out the provisions of this Agreement or to qualify or continue the Partnership as a limited partnership or partnership wherein the Limited Partners have limited liability in the states where the Partnership may be doing business, (d) all instruments that the General Partner deems appropriate to reflect a change or modification of this Agreement or the Partnership in accordance with this Agreement, including, without limitation, the substitution of assignees as substituted limited partners pursuant to Section 8.5, (e) all conveyances and other instruments deemed necessary or advisable by the General Partner to effect the dissolution and termination of the Partnership, (f) all fictitious or assumed name certificates required or permitted to be filed on behalf of the Partnership and (g) all other instruments or papers which may be required or permitted by law to be filed on behalf of the Partnership.

13.2. Duration of Power. The power of attorney granted pursuant to Section 13.1 (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, Bankruptcy or dissolution of the grantor; (ii) may be exercised by the

General Partner either by signing separately as attorney-in-fact for each Limited Partner or, after listing all of the Limited Partners executing an instrument, by signature of the General Partner acting as attorney-in-fact for all of them; and (iii) shall survive the delivery of an assignment by a Limited Partner of the whole or any fraction of his or her Partnership Interest except that, where the assignee of the whole of such Limited Partner’s Partnership Interest has been approved by the General Partner for admission to the Partnership as a substituted limited partner) the power of attorney of the assignor shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, acknowledge, swear to deliver, record and file any instrument necessary or appropriate to effect such substitution. In the event of any conflict between this Agreement and any document, instrument, conveyance or certificate executed or filed by the General Partner pursuant to such power of attorney, this Agreement shall control.

13.3. Further Assurances. Each Limited Partner shall execute and deliver to the General Partner, within five days after the receipt of the General Partner’s request therefore, such further designations, powers of attorney and other instruments as the General Partner deems necessary or appropriate to carry out the provisions of this Agreement.

IN WITNESS WHEREOF, the individuals and entities signing this Agreement below conclusively evidence their agreement to the terms and conditions of this Agreement by so signing.

GENERAL PARTNER

L & B AIR LLC

By:	/s/ Lance T. Shaner
Lance T. Shaner
Manager (designee of Shaner Hotel Group)

By:	/s/ Bruce Heim
Bruce Heim
Manager

By:	/s/ Benjamin W. Hulburt
Benjamin W. Hulburt
Manager (designee of Rex Energy
Operating Corp.)

LIMITED PARTNERS:

Charlie Brown Air Corp.

By:	/s/ Lance T. Shaner
Lance T. Shaner

/s/ Bruce Heim
Bruce Heim

Shaner Hotel Group Limited Partnership

By:	/s/ Peter K. Hulburt
Peter K. Hulburt
Vice President

Rex Energy Operating Corp.

By:	/s/ Benjamin W. Hulburt
Benjamin W. Hulburt
Chief Executive Officer

EXHIBIT A

Name and Address	Capital Contribution	Percentage Interest

GENERAL PARTNER

L & B Air LLC 1965 Waddle Road State College, PA 16803	$2,000	1%

LIMITED PARTNERS

Bruce Heim 444 East College Avenue State College, PA 16801	$99,000.00	49.50%

Charlie Brown Air Corp. 1965 Waddle Road State College, PA 16803	$200.00	.1%

Shaner Hotel Group Limited Partnership 1965 Waddle Road State College, PA 16803	$49,300.00	24.65%

Rex Energy Operating Corp. 1975 Waddle Road State College, PA 16803	$49,500.00	24.75%

Total	$200,000.00	100%